EXHIBIT 99

FOR IMMEDIATE RELEASE                          Contact: Mr. Charles  R. Ofner
                                               (281)496-5000

                 Reading & Bates Development Co. Provides Update

October 10, 1997, Houston, Texas..Reading & Bates Development Co. (DEVCO), a wholly owned subsidiary of Reading & Bates Corporation (NYSE:
RB), announced today that it will recognize additional unsuccessful exploratory expenses for the third quarter of approximately $16.5 million million. The charges are associated with a dry hole on Ewing Bank Block 829 and a well on Ewing Bank Block 919 which has been temporarily abandoned by the operator who has assumed future obligations for DEVCO's 50% net working interest. Total expenses related to DEVCO, inclusive of unsuccessful exploratory costs, for the third quarter are projected to be approximately $42.7 million.

The Company expects to announce the results of its stepout well on the Boomvang Prospect which is drilling on East Breaks Block 643 in the near future.

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company-- R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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